Exhibit 5.1

July 25, 2014

Reference: 95346/1
NOVAGOLD RESOURCES INC. Suite 720, 789 West Pender Street Vancouver, BC V6C 1H2

RE:	NOVAGOLD RESOURCES INC. – Registration Statement on Form S-8 (File No. 333-______)

Dear Sirs/Mesdames:

We have acted as British Columbia counsel for NOVAGOLD RESOURCES INC., a corporation continued under the laws of British Columbia (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-8 (the “Registration Statement”) of: 9,738,044 common shares of the Company (the “Option Plan Shares”) of which are reserved for issuance pursuant to options granted or to be granted under or otherwise governed by the Company’s 2004 Stock Award Plan, as amended (the “Stock Award Plan”), 8,396,611 common shares of the Company (the “PSU Shares”) of which are issuable pursuant to the 2009 Performance Share Unit Plan, as amended (the “PSU Plan”) and 3,084,895 common shares of the Company (the “DSU Shares”) of which are issuable pursuant to the 2009 Non-Executive Director Deferred Share Unit Plan, as amended (the “DSU Plan”). This opinion is being delivered at your request.

For the purpose of this opinion we have reviewed such corporate records of the Company and such other documents as we have deemed appropriate to give this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

(a)
the Option Plan Shares have been duly authorized and when issued and paid for in accordance with the terms of the Stock Award Plan, will be validly issued, fully paid and non-assessable common shares in the capital of the Company;

50908887.2

(b)
the PSU Shares have been duly authorized and when issued in accordance with the terms of the PSU Plan, will be validly issued, fully paid and non-assessable common shares in the capital of the Company; and

(c)
the DSU Shares have been duly authorized and when issued in accordance with the terms of the DSU Plan, will be validly issued, fully paid and non-assessable common shares in the capital of the Company.

The opinion expressed in this letter is subject to the following exceptions and qualifications:

(a)
we do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable thereto and in our opinion assumes that the Shares were validly allotted in accordance with Nova Scotia law at the time of their original allotment; and

(b)	our opinion is based on legislation and regulations in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP

50908887.2